Exhibit 99.1

Bottomline Technologies Reports Record Second Quarter Results

Record Subscription and Transaction Revenue Drives Growth

PORTSMOUTH, N.H. – February 4, 2013 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice and banking solutions, today reported financial results for the second quarter ended December 31, 2012.

Revenues for the second quarter were $63.6 million, an increase of $8.5 million, or 15%, from the second quarter of last year. Subscription and transaction revenues, which are primarily related to the company’s banking, legal spend management and Paymode-X® cloud-based applications, increased 59% from the second quarter of last year to $30.4 million.

Gross margin for the second quarter was $32.9 million, an increase of $2.4 million from the second quarter of last year. Net loss for the second quarter was $7.0 million, or net loss per share of $0.20.

Core net income for the second quarter was $11.8 million. Core net income excludes acquisition-related expenses (including amortization of intangible assets) of $7.8 million, restructuring expenses of $0.8 million, equity-based compensation of $4.7 million and non-core charges of $5.5 million associated with the convertible notes we issued during the quarter. Core earnings per share was $0.33.

“We had an outstanding quarter with record revenues, record subscription and transaction revenues and record levels in several of our other key financial performance metrics, and significant advancement of our strategic plan. Our focus on cloud-based offerings is clearly paying off as evidenced by subscription and transaction revenues of over $30 million,” said Rob Eberle, President and CEO of Bottomline Technologies. “Strategically, we saw significant advancement in each of our major growth drivers during the quarter. We also completed a convertible debt offering on very favorable terms raising $167 million in additional capital. The combination of our continued execution, the strategic advancement of our growth plan and the additional capital on our balance sheet is expected to drive future predictable and profitable revenue growth for Bottomline.”

Revenues for the six months ended December 31, 2012 increased 16% to $125.3 million as compared with $107.6 million last year. Subscription and transaction revenues increased 61% to $58.9 million in the six months ended December 31, 2012. Net loss for the six months ended December 31, 2012 was $7.0 million, or $0.20 per share.

Core net income for the six months ended December 31, 2012 was $22.3 million. Core net income excludes acquisition-related expenses (including amortization of intangible assets) of $13.8 million, restructuring expenses of $1.1 million, equity-based compensation of $8.9 million and non-core charges of $5.5 million associated with the convertible notes we issued in December 2012. Core earnings per share was $0.62.

Second Quarter Customer Highlights

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Chosen by or expanded relationships with ten leading companies, including Aspen Insurance, Church Mutual Insurance Co., Energy Investors Funds, Hastings Mutual Insurance Co., Rockford Mutual Insurance Co., Roins Financial Services Limited, Southern California Auto Group, Syncora Guarantee, Inc. and Torus Insurance Company, to provide Bottomline’s cloud-based legal spend management solutions to automate, manage and control their legal spend.

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Leading organizations, such as Ally Financial, British Telecommunications Plc, American Express Travel Related Services Company, Cigna Corp., Harvard Pilgrim Health Care, Milacron, Inc., Morgan Stanley, Ohio Valley Electric Corp., Omnicare, Inc., SCF Arizona, Schlumberger Technology Corp., The TJX Companies, Inc., Virgin Atlantic Airways Ltd. and Wheels, Inc., chose Bottomline’s payment automation solutions.

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Selected for Bottomline’s leading SWIFT Access Service by customers such as The Bank of Tokyo-Mitsubishi UFJ Ltd., BP International Ltd., The Capital Markets Co. (UK) Ltd., FIBI Bank (UK) Plc, Lloyds TSB Bank Plc and London Metal Exchange.

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Deepened relationships in the healthcare vertical with customers such as Baptist Healthcare System, Catholic Healthcare Initiatives, Cleveland Clinic Foundation, Harvard Pilgrim Health Care, Meridian Health System, San Joaquin General Hospital, Sutter Health and Temple University Health System.

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Selected by Alcon Laboratories, Bushnell, Daimler Chrysler, Golden State Water Co., Henry Company, Mitsubishi Materials USA, Pattern Energy Group, Post Foods, Railworks Corporation, Red Diamond, Tiffany & Co. and UBS AG to provide transaction document automation solutions.

Second Quarter Strategic Corporate Highlights

•	Successfully closed an upsized 1.5% convertible notes offering that resulted in net proceeds of approximately $167 million.

•	Announced that Paymode-X®, the company’s business-to-business settlement network, has surpassed 200,000 vendors and expanded payment capabilities to 23 currencies.

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Selected by Aite Group in its 2012 Cash Management Vendor Analysis for the “Greatest Global Success” and “Vendor to Watch” awards and by Treasury Management International for its 2012 TMI Award for Innovation and Excellence in Payments.

•	Announced the general availability of C-Series® version 3.5, the latest C-Series release for corporate payments and cash management.

•	Recognized for the fifth year in a row as a “Best Company to Work For” by Business NH Magazine.

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Non-GAAP Financial Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, our financial results presented in accordance with GAAP. Core net income and core earnings per share are non-GAAP financial measures. These non-GAAP financial measures exclude certain items, specifically amortization of intangible assets, impairment losses on equity investments, equity-based compensation, acquisition-related expenses (including acquisition-related earn-outs), restructuring related costs and non-core charges associated with the convertible notes we issued in December 2012. Non-core charges associated with our convertible notes consist of non-cash interest expense as well as gains or losses on derivative instruments arising from the notes. Acquisition-related expenses include legal and professional fees and other transaction costs associated with business and asset acquisitions, costs associated with integrating acquired businesses, including costs for transitional employees or services, integration related professional services costs and other charges we incur as a direct result of our acquisition and integration efforts. We believe that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods and to the financial results of less acquisitive peer and competitor companies. Our executive management team uses these same non-GAAP financial measures internally to assess the ongoing performance of the company. Additionally, the same non-GAAP information is used for planning purposes, including the preparation of operating budgets, and in communications with our board of directors in respect of financial performance. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP results to the non-GAAP results for the three and six months ended December 31, 2012 and 2011 is as follows:

	Three Months Ended December 31, (in thousands)		Six Months Ended December 31, (in thousands)
	2012	2011	2012	2011
GAAP net income (loss)	$(7,040)	$2,464	$(7,022)	$4,205
Amortization of intangible assets	5,201	3,433	9,513	7,317
Equity-based compensation	4,734	3,373	8,941	6,538
Acquisition-related expenses	2,565	177	4,280	301
Restructuring expenses	834	24	1,130	51
Net loss on derivative instruments	4,917	—	4,917	—
Non-cash interest expense	547	—	547	—

Core net income	$11,758	$9,471	$22,306	$18,412

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About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides cloud-based payment, invoice and banking solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust Bottomline to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies, Paymode-X, C-Series and the BT logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about our ability to drive future predictable and profitable revenue growth. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such  forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2012 and any subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Media Contact:

Kevin Donovan

Bottomline Technologies

603-501-5240

kdonovan@bottomline.com

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2012	2011
Revenues:
Subscriptions and transactions	$30,361	$19,054
Software licenses	5,469	4,402
Service and maintenance	25,735	29,667
Equipment and supplies	2,044	1,971

Total revenues	63,609	55,094

Cost of revenues:
Subscriptions and transactions	16,573	9,215
Software licenses	617	529
Service and maintenance	11,977	13,239
Equipment and supplies	1,540	1,565

Total cost of revenues	30,707	24,548

Gross profit	32,902	30,546

Operating expenses:
Sales and marketing	15,620	11,430
Product development and engineering	8,426	5,932
General and administrative	6,467	4,912
Amortization of intangible assets	5,201	3,433

Total operating expenses	35,714	25,707

Income (loss) from operations	(2,812)	4,839

Other income (expense), net	(5,502)	28

Income (loss) before income taxes	(8,314)	4,867
Provision (benefit) for income taxes	(1,274)	2,403

Net income (loss)	$(7,040)	$2,464

Basic net income (loss) per share attributable to common stockholders	$(0.20)	$0.07

Diluted net income (loss) per share attributable to common stockholders	$(0.20)	$0.07

Shares used in computing basic net income (loss) per share:	35,284	34,160
Shares used in computing diluted net income (loss) per share:	35,284	35,090

Core net income (excludes amortization of intangible assets, acquisition-related expenses, restructuring expenses, stock compensation expense and non-core charges associated with our convertible notes):(1)

Core net income	$11,758	$9,471

Diluted core net income per share(2)	$0.33	$0.27

1)

Core net income excludes charges for amortization of intangible assets of $5,201 and $3,433, acquisition-related expenses of $2,565 and $177, restructuring expenses of $834 and $24, equity-based compensation of $4,734 and $3,373 and non-core charges associated with our convertible notes of $5,464 and zero for the three months ended December 31, 2012 and 2011, respectively.

2)	Shares used in computing diluted core earnings per share were 36,115 and 35,090 for the three months ended December 31, 2012 and 2011, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended December 31,
	2012	2011
Revenues:
Subscriptions and transactions	$58,908	$36,648
Software licenses	10,168	8,435
Service and maintenance	52,190	58,516
Equipment and supplies	4,032	3,971

Total revenues	125,298	107,570

Cost of revenues:
Subscriptions and transactions	30,844	18,300
Software licenses	1,026	964
Service and maintenance	24,271	25,399
Equipment and supplies	3,062	3,136

Total cost of revenues	59,203	47,799

Gross profit	66,095	59,771

Operating expenses:
Sales and marketing	29,808	22,672
Product development and engineering	16,732	11,864
General and administrative	13,028	9,845
Amortization of intangible assets	9,513	7,317

Total operating expenses	69,081	51,698

Income (loss) from operations	(2,986)	8,073

Other expense, net	(5,456)	(85)

Income (loss) before income taxes	(8,442)	7,988
Provision (benefit) for income taxes	(1,420)	3,783

Net income (loss)	$(7,022)	$4,205

Basic net income (loss) per share attributable to common stockholders	$(0.20)	$0.12

Diluted net income (loss) per share attributable to common stockholders	$(0.20)	$0.12

Shares used in computing basic net income (loss) per share:	35,097	33,935
Shares used in computing diluted net income (loss) per share:	35,097	34,966

Core net income (excludes amortization of intangible assets, acquisition-related expenses, restructuring expenses, stock compensation expense and non-core charges associated with our convertible notes):(1)

Core net income	$22,306	$18,412

Diluted core net income per share(2)	$0.62	$0.53

1)

Core net income excludes charges for amortization of intangible assets of $9,513 and $7,317, acquisition-related expenses of $4,280 and $301, restructuring expenses of $1,130 and $51, equity-based compensation of $8,941 and $6,538 and non-core charges associated with our convertible notes of $5,464 and zero for the six months ended December 31, 2012 and 2011, respectively.

2)	Shares used in computing diluted core earnings per share were 35,871 and 34,966 for the six months ended December 31, 2012 and 2011, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2012	June 30, 2012
Assets
Current assets:
Cash, cash equivalents and short-term investments	$280,891	$124,862
Accounts receivable	48,916	45,344
Other current assets	17,009	15,465

Total current assets	346,816	185,671

Property and equipment, net	22,461	19,756
Intangible assets, net	206,763	177,941
Derivative instruments	47,817	—
Other assets	14,405	9,003

Total assets	$638,262	$392,371

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,733	$8,841
Accrued expenses	16,793	17,170
Deferred revenue	45,762	41,304

Total current liabilities	72,288	67,315

Convertible senior notes	133,741	—
Derivative instruments	64,009	—
Deferred revenue, non-current	8,365	7,072
Deferred income taxes	6,574	1,641
Other liabilities	3,042	2,157

Total liabilities	288,019	78,185

Stockholders’ equity
Common stock	38	37
Additional paid-in-capital	478,737	438,732
Accumulated other comprehensive loss	(3,224)	(6,564)
Treasury stock	(22,558)	(22,291)
Accumulated deficit	(102,750)	(95,728)

Total stockholders’ equity	350,243	314,186

Total liabilities and stockholders’ equity	$638,262	$392,371